                                                                    EXHIBIT 99.2

              Supplemental Management's Discussion and Analysis of
                   Financial Condition and Operating Results

INTRODUCTION

         The following discussion and financial information is presented to aid in understanding Regions Financial Corporation's (Regions or the Company) financial position and results of operations. The emphasis of this discussion will be on the years 1995, 1996 and 1997; however, financial information for prior years will also be presented when appropriate.

         On July 31, 1998, First Commercial Corporation of Little Rock, Arkansas, with approximately $7.3 billion in assets, merged with and into Regions. On March 31, 1998, First State Corporation of Albany, Georgia, with approximately $536 million in assets, merged with and into Regions. On March 14, 1998, First United Bancorporation of Anderson, South Carolina, with approximately $305 million in assets, merged with and into Regions. On February 13, 1998, PALFED, Inc., of Aiken, South Carolina, with approximately $665 million in assets, merged with and into Regions. On March 1, 1996, First National Bancorp of Gainesville, Georgia, with approximately $3.2 billion in assets, merged with and into Regions. These transactions were accounted for as poolings of interests and accordingly, financial information for all prior periods has been restated to present the combined financial condition and results of operations of all companies as if these transactions had been in effect for all periods presented.

         Regions' primary business is banking. In 1997, Regions' banking affiliates contributed approximately $390 million to consolidated net income. During 1997 and early 1998, Regions individual banking affiliates in each state (except for recently acquired banks) were merged into one state-chartered (Alabama) bank. Selected information as of December 31, 1997, on Regions' banking operations, by state, is as follows:


                                                                                             Full-
                                                                                            Service
                               Assets                 Loans              Deposits           Offices
---------------------------------------------------------------------------------------------------
(dollar amounts in millions)
---------------------------------------------------------------------------------------------------
   Alabama                     $9,075                 $6,585               $8,229              183


   Arkansas                     4,991                  3,480                4,672              120


   Georgia                      4,895                  3,825                4,340              121


   Louisiana                    2,400                  1,768                2,340               78


   Florida                      1,626                  1,137                1,518               46


   Texas                        1,151                    671                1,008               17


   South Carolina                 970                    792                  847               31


   Tennessee                      929                    669                  824               34


   Unallocated (1)              4,353                  4,353                1,365



         (1) - Represents indirect mortgage loans, indirect auto loans, and credit card loans of $2.7 billion, $1.5 billion, and $184 million, respectively and negotiable certificates of deposit and certain trust and other deposits, which in aggregate approximate $1.4 billion.

         Supplementing the Company's banking operations are a mortgage banking company, credit life insurance related companies, a registered broker/dealer firm and a commercial accounts receivable financing, billing and collection company. Regions has no foreign operations, although it maintains an International Department to assist customers with their foreign transactions. The mortgage banking company services approximately $20.4 billion in mortgage loans and in 1997 contributed approximately $20.9 million to net income.

         The Company's principal market areas are all of Alabama and Arkansas, north and west Georgia, east Texas, parts of Louisiana, northwest and central Florida, middle and west Tennessee and parts of South Carolina. In addition, real estate mortgage loan origination offices are located in other market areas in Tennessee and South Carolina.

         The acquisitions of other banks and related institutions have contributed significantly to Regions' growth during the last three years. Regions has expanded into new markets and strengthened its presence in existing markets.

         In 1995, Regions' acquisition activity included increasing its New Orleans area presence through the purchase of First Commercial Bancshares, Inc. and its affiliate bank, the First National Bank of St. Bernard Parish, which was merged into Regions Bank in Louisiana. The addition of Fidelity Federal Savings Bank of Dalton, Georgia, and the Cartersville, Georgia, office of Prudential Savings Bank (both now a part of Regions Bank in Georgia) added $393 million in assets and enhanced Regions' market coverage in northwestern Georgia.

         In 1995 First National expanded into central Florida through the acquisition of FF Bancorp, Inc. (FF Bancorp). FF Bancorp was the holding company of two thrift institutions--First Federal Savings Bank of New Smyrna Beach, Florida, and First Federal Savings Bank of Citrus County, Florida--and a commercial bank, The Key Bank of Tampa, Florida. The acquisition of FF Bancorp added approximately $631 million in assets and nine offices.

         Regions expanded its line of businesses in 1995 through the acquisition of Interstate Billing Service, Inc., headquartered in Decatur, Alabama. Interstate Billing factors commercial accounts receivable and performs billing and collection services for its clients. Interstate Billing currently does business in more than 25 states, primarily serving clients related to the automotive service industry.

         Acquisition activity in 1996 was centered primarily in Georgia and Louisiana. In early 1996, Regions acquired two suburban, Atlanta-area banks, Metro Financial Corporation and The Enterprise National Bank of Atlanta, which combined added $265 million in assets. Prior to its merger with Regions in March 1996, First National acquired The Bank of Heard County, which added another $42 million in assets. Further expansion in the northern half of Georgia continued in 1996 through the acquisitions of First Federal Bank of Northwest Georgia, First Gwinnett Bancshares, Inc. and Rockdale Community Bank. All of these banks, including First National's 18 separate Georgia banks and Regions' banks in Rome and Dalton, were merged into Regions Bank in Georgia in 1996. All operating systems of these banks were converted to Regions' standard processing systems, which enabled Regions to reduce the level of operating expenses in the Georgia franchise.

         Expansion activity in Louisiana in 1996 occurred in the southern part of the state. Delta Bank & Trust Company, with $191 million in assets, was acquired in August and American Bancshares of Houma, Inc., added another $89 million in assets in September. Both banks acquired in these transactions were merged into Regions Bank in Louisiana.

         In 1996 First Commercial acquired Security National Bank in Nacogdoches, Texas. This transaction added $35 million in assets.

         Also in 1996, First State Corporation purchased two branches and $82 million in deposits from First Union National Bank in Albany, Georgia.

         In 1997, Regions continued to strengthen its presence in Florida, Georgia and Louisiana, through nine acquisitions, which combined added $1.9 billion in assets, $1.0 billion in loans and $1.6 billion in deposits.

         Regions expanded its Florida presence in Panama City and Longwood through the acquisition of Florida First Bancorp, Inc. and First Mercantile National Bank with $287 million and $157 million in assets, respectively.

         In Georgia, Regions continued to expand its market presence through the acquisition of four institutions: Allied Bancshares, Inc. of Thomson with assets of $560 million; First Bankshares Inc. of Hapeville with $127 million in assets; SB&T Corporation of Smyrna with $148 million in assets; and GF Bancshares, Inc. of Griffin with $99 million in assets.

         Regions expansion in Louisiana consisted of three institutions; West Carroll Bancshares, Inc. of Oak Grove with assets of $127 million in the northern part of the state and Gulf South Bancshares, Inc. of Gretna with assets of $55 million and The New Iberia Bancorp, Inc. of New Iberia with assets of $313 million in the southern part of Louisiana.

         In Arkansas, First Commercial acquired First Charter Bancshares, Inc. located in Searcy, Arkansas, First Central Corporation located in Searcy, Arkansas, and Southwest Bancshares, Inc. located in Jonesboro, Arkansas. These transactions added $1.2 billion in assets.

         First Commercial also acquired City National Bank of Whitehouse, Texas, adding assets of $39 million.

         In Tennessee, First Commercial expanded into Memphis through the acquisition of W.B.T. Holding Company with assets of $267 million.

         Regions' and the pooled companies' business combinations over the last three years are summarized in the following chart.




                                                                                          TOTAL ASSETS               ACCOUNTING
DATE                COMPANY                            HEADQUARTERS LOCATION             (in thousands)               TREATMENT
-------------------------------------------------------------------------------------------------------------------------------
1997

January             Florida First Bancorp,             Panama City, Florida               $  286,515                  Purchase
                      Inc.

January             Allied Bankshares,                 Thomson, Georgia                      559,815                  Pooling
                      Inc.

February            W.B.T. Holding Company             Memphis, Tennessee                    267,131                  Pooling

March               West Carroll                       Oak Grove, Louisiana                  127,145                  Pooling
                      Bancshares, Inc.

April               Gulf South Bancshares,             Gretna, Louisiana                      55,363                  Purchase
                      Inc.

April               City National Bank                 Whitehouse, Texas                      38,706                  Pooling

May                 First Mercantile                   Longwood, Florida                     157,434                  Purchase
                      National Bank

May                 The New Iberia                     New Iberia, Louisiana                 313,494                  Pooling
                      Bancorp, Inc.

May                 Southwest Bancshares, Inc.         Jonesboro, Arkansas                   847,000                  Pooling

June                First Bankshares, Inc.             Hapeville, Georgia                    126,826                  Pooling

June                SB&T Corporation                   Smyrna, Georgia                       147,709                  Pooling

July                First Central Corporation          Searcy, Arkansas                      269,000                  Pooling

October             First Charter Bancshares, Inc.     Searcy, Arkansas                       74,605                  Pooling

December            GF Bancshares, Inc.                Griffin, Georgia                       99,446                  Purchase

1996

January             Metro Financial                    Atlanta, Georgia                      210,487                  Purchase
                      Corporation

February            The Enterprise                     Atlanta, Georgia                       54,263                  Purchase
                      National Bank of
                      Atlanta

February            The Bank of Heard                  Franklin, Georgia                      41,872                  Pooling
                      County

April               First Federal Bank of              Cedartown, Georgia                     93,381                  Pooling
                      Northwest Georgia,
                      Federal Savings Bank

                                                                                          TOTAL ASSETS               ACCOUNTING
DATE                COMPANY                            HEADQUARTERS LOCATION             (in thousands)               TREATMENT
-------------------------------------------------------------------------------------------------------------------------------
1996
August              First Gwinnett                     Norcross, Georgia                    $ 68,364                  Purchase
                      Bancshares, Inc.

August              Rockdale Community                 Conyers, Georgia                       47,457                  Purchase
                      Bank

August              Delta Bank & Trust                 Belle Chasse, Louisiana               190,547                  Purchase
                      Company

August              Branches of First Union National   Albany, Georgia                        82,458                  Purchase
                      Bank

September           American Bancshares of Houma,      Houma, Louisiana                       88,742                  Purchase
                      Inc.

November            Security National Bank             Nacogdoches, Texas                     35,060                  Pooling

1995

March               First Commercial                   Chalmette, Louisiana                  112,968                  Purchase
                      Bancshares, Inc.

May                 Fidelity Federal                   Dalton, Georgia                       333,336                  Pooling
                      Savings Bank

July                Interstate Billing                 Decatur, Alabama                       30,521                  Pooling
                      Service, Inc.

July                FF Bancorp, Inc.                   New Smyrna Beach, Florida             631,168                  Pooling

November            Branch Office of                   Cartersville, Georgia                  59,933                  Purchase
                      Prudential Savings
                      Bank


         As of December 31, 1997, Regions and the pooled companies had four pending acquisitions, one in each of the states of South Carolina, Florida, Arkansas and Louisiana. These institutions have combined assets of approximately $947 million.

         Subsequent to year end, Regions and the pooled companies reached agreements with nine other institutions; four in Georgia and one each in Alabama, Arkansas, Florida, Tennessee, and Louisiana. These institutions have combined assets of approximately $1.7 billion. See Note Q to the supplemental consolidated financial statements for additional information regarding pending acquisitions.

FINANCIAL CONDITION

         Regions' financial condition depends primarily on the quality and nature of its assets, liabilities and capital structure, the market and economic conditions, and the quality of its personnel.

LOANS AND ALLOWANCE FOR LOAN LOSSES

         As a financial institution, Regions' primary investment is loans. At December 31, 1997, loans represented 76% of Regions' earning assets.

         Over the last four years loans increased a total of $10.1 billion, a compound growth rate of 17%. Loans acquired in connection with acquisitions over the last four years contributed $3.0 billion of this growth. The most significant growth in the loan portfolio occurred in 1994, 1996 and 1997, with loans increasing $2.9 billion, $2.2 billion and $3.5 billion, respectively. The acquisition of seven banks in 1994 added $744 million in loans, the four acquisitions in 1995 added $443 million in loans and the nine acquisitions in 1996 added $492 million. In 1997, acquisitions added $1.3 billion in loans.

         During 1995, Regions securitized $396 million in single-family residential mortgage loans. These assets were transferred from the loan portfolio to the available for sale securities portfolio. The securitization of these loans gives Regions additional flexibility for funding purposes and results in a lower risk-weighted capital allocation for these assets. After adjusting for the effect of the securitization, loans would have increased $1.8 billion or 12% in 1995.

         All major categories of loans have shared in the growth in the loan portfolio over the last four years, with the strongest growth occurring in real estate mortgages (primarily single-family residential mortgages) and consumer loans. Over the last four years, commercial, financial and agricultural loans increased $2.4 billion or 91%. Real estate construction loans increased $1.1 billion or 218% over the same period. Real estate mortgage loans increased $4.2 billion or 73% and consumer loans increased $2.3 billion or 83% over the last four years.

         Regions' real estate mortgage portfolio includes $2.8 billion of mortgage loans secured by single-family residences that were originated by Regions' mortgage subsidiary, excluding the effect of the pooled mortgage subsidiaries. The majority of these loans are secured by homes in Alabama, Georgia and Florida. These loans increased approximately $982 million in 1994, $424 million in 1996 and $655 million in 1997, accounting for approximately 41%, 24% and 21%, respectively, of the growth in total loans in 1994, 1996 and 1997. The securitization in 1995 of the $396 million in single-family residential mortgages resulted in this portfolio declining $123 million in 1995. Eighty-seven percent of the overall balance consists of adjustable-rate mortgages (ARM's) that have rates approximately 275 basis points above one of several money market indices when fully priced.

         Additionally, Regions' mortgage loan portfolio includes $1.2 billion of mortgage loans from a pooled subsidiary. The majority of these loans are secured by single family-residences in Arkansas and East Texas.

         Regions' real estate portfolio also includes $1.4 billion of single-family mortgage loans obtained in various acquisitions, which are being serviced by Regions' mortgage subsidiary. Fixed-rate single-family mortgages with a weighted average interest rate of 8.12% and a weighted average remaining term of 16.3 years comprise 60% of this portfolio. Single-family ARM's, which have rates approximately 250 to 275 basis points above one of several money market indices when fully priced, comprise the remaining 40% of the overall balance of these loans.

         A sound credit policy and careful, consistent credit review are vital to a successful lending program. All affiliates of Regions operate under written loan policies which attempt to maintain a consistent lending philosophy, provide sound traditional credit decisions, provide an adequate return and render service to the communities in which the banks are located. Regions' lending policy generally confines loans to local customers or to national firms doing business locally. Credit reviews and loan examinations help confirm that affiliates are adhering to these loan policies.

         Every loan carries some degree of credit risk. This risk is reflected in the consolidated financial statements by the size of the allowance for loan losses, the amount of loans charged off and the provision for loan losses charged to operating expense. It is Regions' policy that when a loss is identified, it is charged against the allowance for loan losses in the current period. The policy regarding recognition of losses requires immediate recognition of a loss if significant doubt exists as to principal repayment.

         Regions' provision for loan losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for loan losses to absorb future losses. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans; (2) gross and net loan charge-offs in the current year; (3) growth in the loan portfolio;
(4) the current level of the allowance in relation to total loans and to historical loss levels; (5) past due and non-accruing loans; (6) collateral values of properties securing loans; (7) the composition of the loan portfolio (types of loans); and (8) management's estimate of future economic conditions and the resulting impact on Regions.

         Lending at Regions is generally organized along three functional lines: commercial loans (including industrial and agricultural), real estate loans and consumer loans. The composition of the portfolio by these major categories is presented below (with real estate loans further broken down between construction and mortgage loans):


 (in thousands, net of unearned                                             DECEMBER 31
income)                                   1997               1996              1995               1994               1993
----------------------------------------------------------------------------------------------------------------------------
Commercial                            $ 5,073,698        $ 3,951,766       $ 3,514,693        $ 3,175,292        $ 2,650,680
Real estate-construction                1,582,706          1,222,519           831,694            677,276            496,957
Real estate-mortgage                   10,072,195          8,496,603         7,869,988          7,375,198          5,831,874
Consumer                                5,152,524          4,724,664         3,939,757          3,498,883          2,812,045

   TOTAL                              $21,881,123        $18,395,552       $16,156,132        $14,726,649        $11,791,556


         The amounts of total gross loans (excluding residential mortgages on 1-4 family residences and consumer loans) outstanding at December 31, 1997, based on remaining scheduled repayments of principal, due in (1) one year or less, (2) more than one year but less than five years and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to sensitivity to changes in interest rates.


 (in thousands)                                                             LOANS MATURING
----------------------------------------------------------------------------------------------------------------------------------
                                                                    AFTER ONE BUT
                                               WITHIN                WITHIN FIVE                  AFTER
                                              ONE YEAR                  YEARS                   FIVE YEARS                 TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural                          $2,711,971               $1,711,080                $  673,725              $ 5,096,776
Real estate-construction                       983,921                  430,966                   170,231                1,585,118
Real estate-mortgage                         1,019,816                1,386,443                 1,278,353                3,684,612
   TOTAL                                    $4,715,708               $3,528,489                $2,122,309              $10,366,506




(in thousands)                                                             SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES
----------------------------------------------------------------------------------------------------------------------------
                                                                                   PREDETERMINED       VARIABLE
                                                                                       RATE              RATE
----------------------------------------------------------------------------------------------------------------------------
Due after one year but within five years                                            $2,289,716       $ 1,238,773
Due after five years                                                                   887,871         1,234,438
   TOTAL                                                                            $3,177,587       $ 2,473,211

         A coordinated effort is undertaken to identify credit risks in the loan portfolio for management purposes and to establish the loan loss provision and resulting allowance for accounting purposes. A regular, formal and ongoing loan review is conducted to identify loans with unusual risks or possible losses. The primary responsibility for this review rests with the management of the individual banking offices. Their work is supplemented with reviews by Regions' internal audit staff and corporate loan examiners. Bank regulatory agencies and the Company's independent auditors provide additional levels of review. This process provides information which helps in assessing the quality of the portfolio, assists in the prompt identification of problems and potential problems and aids in deciding if a loan represents a probable loss which should be recognized or a risk for which an allowance should be maintained.

         If, as a result of Regions' loan review and evaluation procedures, it is determined that payment of interest on a loan is questionable, it is Regions' policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.

         Although it is Regions' policy to immediately charge off as a loss all loan amounts judged to be uncollectible, historical experience indicates that certain losses exist in the loan portfolio which have not been specifically identified. To anticipate and provide for these unidentifiable losses, the allowance for loan losses is established by charging the provision for loan losses expense against current earnings. No portion of the resulting allowance is in any way allocated or restricted to any individual loan or group of loans. The entire allowance is available to absorb losses from any and all loans.

         Over the last five years, the year-end allowance for loan losses as a percentage of loans ranged from a low of 1.39% in 1997 to a high of 1.62% in 1993. Although this ratio is important, it is only one of the factors considered by management in determining the adequacy of the allowance for loan losses. Management does not attempt to maintain the allowance for loan losses at a certain percentage of loans. As previously discussed, the adequacy of the allowance for loan losses is based on management's evaluation of various factors.

         The ratio of non-performing assets (including loans past due 90 days or more and other real estate) to loans and other real estate declined steadily from 1.59% at December 31, 1993 to 0.78% at December 31, 1995 and 1996. Generally improving economic conditions in Regions' markets during this period, partially offset by the effect of non-performing assets added by certain acquisitions, resulted in the declining trend in this ratio. The ratio of non-performing assets (including loans past due 90 days or more and other real estate) to loans and other real estate increased to 0.83% at December 31, 1997, due primarily to increases in consumer loan delinquencies.

         The allowance for loan losses as a percentage of non-performing loans (including loans past due 90 days or more) was 169% at December 31, 1997, compared to 193% at December 31, 1996, and to 212% at December 31, 1995. The coverage ratio has declined as the mix of non-performing loans has changed to include more loans with historically lower risk characteristics. Management considers the current level of the allowance for loan losses adequate to absorb possible losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the reserve, including increased consumer loan delinquencies and subsequent charge-offs, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods. In addition, bank regulatory agencies, as part of their examination process, may require that additions be made to the allowance for loan losses based on their judgments and estimates.

         The analysis of loan loss experience (see chart following) shows that net loan losses, over the last five years, ranged from a high of $56.1 million in 1997 to a low of $23.2 million in 1995. Net loan losses were $30.4 million in 1996, $23.7 million in 1994 and $24.2 million in 1993. Over the last five years, net loan losses averaged 0.21% of average loans and were 0.27% in 1997. Regions' relatively low level of net loan losses is due to favorable economic conditions, quality control efforts in the underwriting and monitoring of loans, a substantial amount of recoveries of previously charged-off loans, and an increase in single-family residential mortgage loans as a percentage of the loan portfolio, which historically have had lower net loan losses than other categories of loans.

         In order to assess the risk characteristics of the loan portfolio at December 31, 1997, it is appropriate to consider the three major categories of loans--commercial, real estate and consumer.

         Regions' commercial loan portfolio is highly diversified within the markets served by the Company. Geographically, the largest concentration is the 44% of the portfolio held by banking offices in the state of Alabama. Banking offices in Georgia hold 20% of the commercial loan portfolio, followed by Arkansas with 13%, Louisiana with 9%, South Carolina with 5%, Tennessee with 4%, Texas with 3%, and Florida with 2%. A small portion of these loans is secured by properties outside Regions' banking market areas.

         The Alabama economy has experienced relatively stable growth over the last several years. Industries important in the Alabama economy include vehicle and vehicle parts manufacturing and assembly, lumber and wood products, and steel production. High technology industries are important in the northern part of the state. Service and health care industries have increased in importance and are predicted to continue growing. Agriculture, particularly poultry, beef cattle and cotton, are important to the state's economy.

         The economy of the northern two-thirds of Georgia is diversified with a strong presence in poultry production, carpet manufacturing, automotive manufacturing related industries, tourism, and various service sector industries. A well developed transportation system has contributed to growth in north Georgia. This area has experienced rapid population growth and has very favorable household income characteristics, relative to many of Regions' other markets. Prospects are good for continued strong growth in this area.

         The Arkansas economy is supported in part by the forest products industry due to the abundance of corporate owned forests and public lands. In recent years, steel production has become increasingly important to the state's economy.

         Natural resources are very important to the Louisiana economy. Energy and petrochemical industries play a significant role in the economy. Shipping, shipbuilding, and other transportation equipment industries are strong in the state's durable goods industries. Tourism, amusement and recreation, service, and health care industries are becoming increasingly important to the Louisiana economy. Cotton, rice and sugarcane are among Louisiana's most important agricultural commodities.

         The economy along the I-85 corridor in South Carolina is among the fastest growing in the country. This area is home to numerous multinational manufacturers. More than 230 international firms from 18 nations have operations in this area, resulting in the highest per capita foreign investment in the nation.

         Tennessee's economy is heavily influenced by automobile manufacturing, tourism, entertainment and recreation, health care and other service industries. With one out of four Tennesseeans employed in service industries, the state's economy is very dependent on this sector for continued good economic performance.

         The economy of the eastern portion of Texas remains healthy. Expansion of a major distribution center and announcement of a new telemarketing service center bode well for the Tyler market while the Longview and Marshall areas will benefit from manufacturing expansion and a new medical claims service center.

         The northwestern part of Florida and the central Florida area have also experienced excellent economic growth during the last several years. Tourism is very important to the Florida economy, and military payrolls are significant in the panhandle area. Florida has experienced strong in-migration, contributing to strong construction activity and a growing retirement-age population. Citrus fruit production is also important in the state.

         From 1993 to 1997, net losses on commercial loans ranged from a low of 0.03% in 1997 to a high of 0.25% in 1994. Future losses are a function of many variables, of which general economic conditions are the most important. If economic conditions weaken in 1998, net commercial loan losses will likely be near the mid-point of the 1993 to 1996 range. A continuation of moderate economic growth during 1998 in Regions' market areas could result in 1998 net commercial loan losses in the lower-end of this range.

         Regions' real estate loan portfolio consists of construction and land development loans, loans to businesses for long-term financing of land and buildings, loans on one-to-four family residential properties, loans to mortgage banking companies (which are secured primarily by loans on one-to-four family residential properties and are known as warehoused mortgage loans) and various other loans secured by real estate.

         Real estate construction loans increased $360 million in 1997 to $1.6 billion. At December 31, 1997, these loans represented 7.2% of Regions' total loan portfolio, compared to 4.2% at the end of 1993. Strong economic growth and new development in Regions' market areas have enabled Regions to steadily increase construction loans. Most of the construction loans relate to shopping centers, apartment complexes, commercial buildings and residential property development. These loans are normally secured by land and buildings and are generally backed by commitments for long-term financing from other financial institutions. Real estate construction loans are closely monitored by management, since these loans are generally considered riskier than other types of loans and are particularly vulnerable in economic downturns and in periods of high interest rates. Regions has not been an active lender to speculative real estate developers or to developers outside its market areas.

         The loans to businesses for long-term financing of land and buildings are primarily to commercial customers within Regions' markets. Total loans secured by non-farm, non-residential properties totaled $3.3 billion at December 31, 1997. Although some risk is inherent in this type of lending, the Company attempts to minimize this risk by generally making such loans only on owner-occupied properties, and by requiring collateral values which exceed the loan amount, adequate cash flow to service the debt, and in most cases, the personal guaranties of principals of the borrowers.

         Generally, Regions' most significant market areas have not experienced rapid increases in real estate property values or significant overbuilding. Therefore, in management's opinion, real estate loan collateral values in Regions' market areas should not be as vulnerable to significant deterioration, as would other market areas which have experienced rapidly increasing property values and significant overbuilding. However, collateral values are difficult to estimate and are subject to change depending on economic conditions, the supply of and demand for properties and other factors. Regions attempts to mitigate the risks of real estate lending by adhering to strict loan underwriting policies and by diversifying the portfolio both geographically within its market area and within industry groups.

         Loans on one-to-four family residential properties, which total approximately 63% of Regions' real estate mortgage portfolio, are principally on single-family residences. These loans are geographically dispersed throughout the southeastern states and some are guaranteed by government agencies or private mortgage insurers. Historically, this category of loans has not produced sizable loan losses; however, it is subject to some of the same risks as other real estate lending. Warehoused mortgage loans, since they are secured primarily by loans on one-to-four family residential properties, are similar to these loans in terms of risk.

         From 1993 to 1997, net losses on real estate loans ranged from a high of 0.17% of real estate loans in 1993, to a low of 0.01% of real estate loans in 1996. These losses depend, to a large degree, on the level of interest rates, economic conditions and collateral values, and thus, are very difficult to predict. Management's current estimate of 1998 net real estate loan losses approximates the level experienced in 1993 through 1997.

         Regions' consumer loan portfolio consists of $4.4 billion in consumer loans, $518 million in personal lines of credit (including home equity loans) and $224 million in credit card loans. Consumer loans are primarily borrowings of individuals for home improvements, automobiles and other personal and household purposes. Regions' consumer loan portfolio includes $1.9 billion in indirect installment loans at December 31, 1997. Periods of economic recession tend to increase consumer loan losses. During the past five years, the ratio of net consumer loan losses to consumer loans ranged from a low of 0.28% in 1994 to a high of 0.99% in 1997. Higher levels of personal bankruptcies in Regions' market areas contributed to the higher net consumer loan losses in 1997. Management expects net consumer loan losses in 1998 to be near the 1997 level.

         The following table presents information on non-performing loans and real estate acquired in settlement of loans:

NON-PERFORMING ASSETS
(dollar amounts in thousands)                                                  DECEMBER 31
---------------------------------------------------------------------------------------------------------------------
                                                    1997          1996           1995           1994           1993
---------------------------------------------------------------------------------------------------------------------
Non-performing loans:
  Loans accounted for on a
   non-accrual basis                             $138,149       $ 84,219       $ 73,990       $ 83,399       $ 99,001
  Loans contractually past due 90
   days or more as to principal or interest
   payments (exclusive of non-accrual
   loans)                                          29,020         35,831         18,315         10,042         17,428
  Loans whose terms have been
   renegotiated to provide a reduction
   or deferral of interest or principal
   because of a deterioration in the
   financial position of the borrower
   (exclusive of non-accrual loans and
   loans past due 90 days or more)                 12,616         11,032         16,614         19,661         22,211
Real estate acquired in settlement of
 loans ("other real estate")                       20,511         21,099         21,421         30,794         49,801
 TOTAL                                           $200,296       $152,181       $130,340       $143,896       $188,441
Non-performing assets as a percentage of
 loans and other real estate                         0.91%          0.83%          0.81%          0.98%          1.59%

         The following analysis presents a five year history of the allowance for loan losses and loan loss data:


(dollar amounts in thousands)                1997             1996              1995               1994             1993
---------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance at beginning of year            $   253,248       $   231,390       $   207,272       $   191,570       $   153,578
Loans charged off:
 Commercial                                  15,534             9,561            12,790            13,849            12,176
 Real estate                                  7,174             4,217             9,607            12,777            13,421
 Installment                                 65,571            38,198            22,161            14,359            14,851
   Total                                     88,279            51,976            44,558            40,985            40,448
Recoveries:
 Commercial                                  14,265             8,121             9,418             6,938             7,270
 Real estate                                  3,879             3,484             5,031             4,577             4,391
 Installment                                 14,027             9,933             6,939             5,808             4,610
   Total                                     32,171            21,538            21,388            17,323            16,271
Net loans charged off (recovered):
 Commercial                                   1,269             1,440             3,372             6,911             4,906
 Real estate                                  3,295               733             4,576             8,200             9,030
 Installment                                 51,544            28,265            15,222             8,551            10,241
   Total                                     56,108            30,438            23,170            23,662            24,177
 Allowance of acquired banks                 17,420             6,270             9,795            17,306            24,152
 Provision charged to expense                89,663            46,026            37,493            22,058            38,017
 Balance at end of year                 $   304,223       $   253,248       $   231,390       $   207,272       $   191,570

Average loans outstanding:
 Commercial                             $ 4,536,710       $ 3,583,628       $ 3,198,594       $ 2,805,511       $ 2,414,679
 Real estate                             10,768,271         9,318,457         8,735,992         7,046,582         5,162,752
 Installment                              5,231,008         4,427,377         3,731,979         3,060,692         2,489,646
   Total                                $20,535,989       $17,329,462       $15,666,565       $12,912,785       $10,067,077
Net charge-offs (recoveries)
 as percent of average loans
 outstanding:
  Commercial                                    .03%              .04%              .11%              .25%              .20%
  Real estate                                   .03               .01               .05               .12               .17
  Installment                                   .99               .64               .41               .28               .41
   Total                                        .27               .18               .15               .18               .24
Net charge-offs as percent
  of:
 Provision for loan losses                     62.6%             66.1%             61.8%            107.3%             63.6%
 Allowance for loan losses                     18.4              12.0              10.0              11.4              12.6
Allowance as percentage of
 Loans, net of unearned
 income                                        1.39%             1.38%             1.43%             1.41%             1.62%
Provision for loan losses
 (net of tax effect) as
 percentage of net income                      14.1%              9.0%              8.5%              5.5%             12.4%

         At December 31, 1997, non-accrual loans totaled $138.1 million or 0.63% of loans, compared to $84.2 million or 0.46% of loans at December 31, 1996. The increase in the dollar amount of non-accrual loans at December 31, 1997, resulted from increases in real estate and consumer non-accruing loans, partially offset by a decline in commercial non-accruing loans. Commercial loans comprised $33.7 million of the 1997 total, with real estate loans accounting for $64.6 million and consumer loans $39.8 million.

         Loans contractually past due 90 days or more were 0.13% of total loans at December 31, 1997, compared to 0.19% of total loans at December 31, 1996. Decreased levels of past due consumer and commercial loans accounted for the decrease in total loans past due 90 days or more since December 31, 1996. Loans past due 90 days or more at December 31, 1997, consisted of $20.2 million in commercial and real estate loans, $4.7 million in installment loans and $4.1 million in personal lines of credit and credit card loans.

         Renegotiated loans were 0.06% of loans at December 31, 1997 and 1996. Renegotiated loans have remained at low levels over the last five years, as a result of paydowns and payoffs on renegotiated loans, which were added by acquisitions.

         Other real estate has been stable during the last two years and totaled $20.5 million at December 31, 1997, compared to $21.1 million at December 31, 1996. Other real estate added by acquisitions in 1997, were offset by sales of other real estate. From 1993 through 1995, other real estate declined due to increased sales of parcels of other real estate, combined with fewer additions. Other real estate is recorded at the lower of (1) the recorded investment in the loan or (2) the estimated net realizable value of the collateral. Although Regions does not anticipate material loss upon disposition of other real estate, sustained periods of adverse economic conditions, substantial declines in real estate values in Regions' markets, actions by bank regulatory agencies, or other factors, could result in additional loss from other real estate.

         The amount of interest income earned in 1997 on the $138.1 million of non-accruing loans outstanding at year end was approximately $4.3 million. If these loans had been current in accordance with their original terms, approximately $11.7 million would have been earned on these loans in 1997.

         In the normal course of business, Regions makes commitments under various terms to lend funds to its customers. These commitments include (among others) revolving credit agreements, term loan agreements and short-term borrowing arrangements, which are usually for working capital needs. Letters of credit are also issued, which under certain conditions could result in loans. See Note L to the supplemental consolidated financial statements for additional information on commitments.

INTEREST-BEARING DEPOSITS IN OTHER BANKS


         Interest-bearing deposits in other banks are used primarily as temporary investments. These assets generally have short-term maturities. This category of earning assets declined from $56.5 million at December 31, 1995 to $43.0 million at December 31, 1996 as maturities from a portion of these assets were reinvested in alternative investments. In 1997, due to favorable rates, additional funds were invested in this category of earning assets increasing the balance to $48.2 million.

SECURITIES

         The following table shows the carrying values of securities as follows:


(in thousands)                                                  December 31
-------------------------------------------------------------------------------------------
                                                    1997           1996             1995
-------------------------------------------------------------------------------------------
Investment securities:

  U.S. Treasury & Federal agency securities      $2,356,320      $1,616,912      $1,216,001
  Obligations of states and political
    subdivisions                                    571,503         553,067         550,057
  Mortgage-backed securities                        408,012         542,089         426,656
  Other securities                                    2,444           4,533           5,685
      TOTAL                                      $3,338,279      $2,716,601      $2,198,399

Securities available for sale:
  U.S. Treasury & Federal agency securities      $1,261,882      $1,285,029      $1,557,106
  Obligations of states and political
    subdivisions                                    219,892         162,942         144,472
  Mortgage-backed securities                      1,393,694       1,478,646       1,645,900
  Other securities                                   38,378          45,792          41,673
  Equity securities                                  63,798          53,365          33,910
      TOTAL                                      $2,977,644      $3,025,774      $3,423,061

         Total securities increased $574 million in 1997. U. S. Treasury and Federal agency securities increased $716 million or 25% due primarily to acquisitions. Obligations of states and political subdivisions increased $75 million or 11%. Mortgage-backed securities decreased $219 million or 11% in 1997.

         In 1996, total securities increased $121 million. U. S. Treasury and Federal agency securities increased $129 million, with mortgage-backed securities decreasing $52 million. Obligations of states and political subdivisions increased $21 million or 3% in 1996.

         Regions' investment portfolio policy stresses quality and liquidity. At December 31, 1997, the average maturity of U.S. Treasury and Federal agency securities was 2.9 years and that of obligations of states and political subdivisions was 6.7 years. The average expected maturity of mortgage-backed securities was 2.9 years and other securities had an average contractual maturity of 1.2 years. Overall, the average maturity of the portfolio was 7.5 years using contractual maturities and 3.2 years using expected maturities. Expected maturities differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have consisted of primarily short- to intermediate-term maturities.

         The estimated fair market value of Regions' investment securities portfolio at December 31, 1997, was 1.0% ($34.2 million) above the amount carried on Regions' books. Regions' securities available for sale portfolio at December 31, 1997, included net unrealized gains of $26.0 million. Regions' investment securities and securities available for sale portfolios included gross unrealized gains of $73 million and gross unrealized losses of $13 million at December 31, 1997. Market values of these portfolios vary significantly as interest rates change; however, management expects normal maturities from the securities portfolios to meet liquidity needs.

         Of Regions' tax-free securities rated by Moody's Investors Service, Inc., 95% are rated "A" or better. The portfolio is carefully monitored to assure no unreasonable concentration of securities in the obligations of a single debtor, and current credit reviews are conducted on each security holding.

   The following table shows the maturities of securities (excluding equity securities) at December 31, 1997, the weighted average yields and the taxable equivalent adjustment used in calculating the yields:



(in thousands)                                                               SECURITIES MATURING
---------------------------------------------------------------------------------------------------------------------------
                                                                   After One     After Five
                                                    Within        But Within     But Within        After
                                                   One Year       Five Years      Ten Years      Ten Years         Total
---------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. Treasury and Federal agency securities      $535,590       $1,139,188       $681,542       $    -0-       $2,356,320
  Obligations of states and political
    subdivisions                                     59,644          185,943        224,208        101,708          571,503
  Mortgage-backed securities                         40,847          354,071          3,265          9,829          408,012
  Other securities                                      810            1,634              0              0            2,444
      TOTAL                                        $637,026       $1,680,607       $909,053       $111,593       $3,338,279

  Weighted average yield                               6.46%            6.77%          7.39%          8.41%            6.94%

Securities available for sale:
  U.S. Treasury and Federal agency securities      $715,284       $  516,092       $ 26,199       $  4,307       $1,261,882
  Obligations of states and political
    subdivisions                                     27,546          106,811         65,774         19,761          219,892
  Mortgage-backed securities                         54,654        1,082,120        154,299        102,621        1,393,694
  Other securities                                    8,045           18,336          2,594          9,403           38,378
      TOTAL                                        $805,529       $1,723,359       $248,866       $136,092       $2,913,846

  Weighted average yield                               5.68%            6.75%          7.32%          7.00%            6.51%

Taxable equivalent adjustment for calculation
  of yield                                         $  3,888       $   10,788       $  7,163       $  1,227       $   23,066


Note: The weighted average yields are calculated on the basis of the yield to maturity based on the book value of each security. Weighted average yields on tax-exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. Yields on tax-exempt obligations have not been adjusted for the non-deductible portion of interest expense used to finance the purchase of tax-exempt obligations.

LIQUIDITY

         Liquidity is an important factor in the financial condition of Regions and affects Regions' ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Assets, consisting principally of loans and securities, are funded by customer deposits, purchased funds, borrowed funds and stockholders' equity.

         The securities portfolio is one of Regions' primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs (see previous table on Securities Maturing). Maturities in the loan portfolio also provide a steady flow of funds (see previous table on Loans Maturing). At December 31, 1997, commercial loans, real estate construction loans and commercial mortgage loans with an aggregate balance of $4.7 billion, as well as securities of $1.4 billion, were due to mature in one year or less. Additional funds are provided from payments on consumer loans and one-to-four family residential mortgage loans. Historically, the Company's high levels of net operating earnings have also contributed to cash flow. In addition, liquidity needs can be met by the purchase of funds in state and national money markets. Regions' liquidity also continues to be enhanced by a relatively stable deposit base.

         The loan to deposit ratio increased from 81.62% at December 31, 1995, to 83.54% at December 31, 1996 and to 87.49% at December 31, 1997, as earning asset growth outpaced the growth in deposits, generating the need to increase purchased funds and other short-term borrowings.

         As shown in the Supplemental Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in all three years, due primarily to high levels of net income. Investing activities, primarily in loans and securities, were a net user of funds in all three years. Strong loan growth over the last three years, particularly in 1996 and 1997, has required a significant amount of funds for investing activities. Funds needed for investing activities were provided primarily by deposits, purchased funds, and borrowings. Financing activities provided more funds in 1997 due to more reliance on short-term borrowings and to increases in deposits. In 1996, increases in deposits and short-term borrowings provided significant amounts of funding. Cash dividends and the open-market purchase of the Company's common stock, which was reissued in connection with specific purchase acquisitions, also required funds in 1995, 1996 and 1997. Funds needed for the pending acquisitions as of December 31, 1997, are expected to be provided by working capital or short-term borrowings.

         Standard & Poor's Corporation has assigned high quality ratings to Regions Bank's certificates of deposit. Regions Bank's short-term certificates of deposit are rated "A-1" by Standard & Poor's Corporation and long-term certificates of deposit are rated "A+".

         Moody's Investors Service has also given similar quality ratings to Regions Bank's short- and long-term debt and certificates of deposit. Short-term debt and certificates of deposit are rated "P-1" and long-term debt and certificates of deposit are rated "Aa2".

         In addition, Regions Financial Corporation (the parent company) received the highest issuer rating available ("A") from the internationally recognized bank rating organization, Thomson BankWatch. This organization also assigned its highest short-term rating of "TBW-1" to Regions Financial Corporation and to Regions Bank (Alabama).

         The $200 million in subordinated debt issued by Regions is rated "A-" by Standard & Poor's Corporation, "A2" by Moody's Investors Service, and "AA-" by Thomson BankWatch.

         Regions Bank has taken the necessary steps for the possible issuance of up to $250 million in bank notes to institutional investors. The notes can have maturities ranging from 30 days to 30 years and fixed or variable interest rates. The proceeds from issuance of the bank notes can be used in the ordinary course of business and provide an additional source of funding. At December 31, 1996, $40 million in senior bank notes were outstanding. At December 31, 1997, no senior bank notes were outstanding.

         Regions Bank's notes were rated "A-1/A+" by Standard & Poor's Corporation and "P-1/Aa2" by Moody's Investors Service.

         Regions' and its banking subsidiary's high quality ratings from nationally recognized rating agencies enhance the Company's ability to raise funds in national money markets. The high ratings also help to attract both loan and deposit customers in local markets.

         Historically, Regions has found short- and intermediate-term credit readily available on reasonable terms from money center or regional banks. Regions' management places constant emphasis on the maintenance of adequate liquidity to meet conditions which might reasonably be expected to occur.

DEPOSITS

    Deposits are Regions' primary source of funds -- providing funding for 88% of average earning assets in 1997 and 89% in 1996. During the last four years, average total deposits grew at a compound annual rate of 15%. Average deposits grew $2.0 billion or 12% in 1995, $2.0 billion or 10% in 1996 and $3.2 billion or 15% in 1997. Acquisitions, net of branch sales, contributed average deposit growth of $823 million in 1995, $667 million in 1996 and $948 million in 1997.

     As money flows between the banking system and other financial markets, Regions faces stiff competition from other banking and financial services companies for a share of the deposit market. Regions' ability to compete in the deposit market depends heavily on how effectively the company meets customers' needs. Regions employs both traditional and non-traditional means to meet customers' needs and enhance competitiveness. The traditional means include: providing well-designed products, providing a high level of customer service, providing attractive pricing and expanding the traditional branch network to provide convenient branch locations for customers throughout the Southeastern United States. Recently, Regions has also begun to employ non-traditional approaches to enhance its competitiveness. These include: providing centralized, high quality telephone banking services and providing alternative product delivery channels like PC banking. Regions' success at competing for deposits is discussed below.

    Average non-interest bearing deposits have grown at a steady pace, increasing at a compound growth rate of 12% since 1994. This category of deposits grew 9% in 1995, 7% in 1996 and 20% in 1997. Non-interest bearing deposits are a significant funding source for Regions, accounting for 15%, 14%, and 15% of average total deposits in 1995, 1996 and 1997 respectively.

    During 1995, 1996 and 1997, the rate paid on savings accounts was less attractive to customers, relative to other investment alternatives. As a result, savings accounts have increased at only a 2% compound growth rate since 1994. Savings declined less than 1% in 1995, but increased 2% in 1996 and increased 6% in 1997. Management expects savings accounts to continue to be a stable funding source, but does not expect any significant growth in the current interest rate environment. In 1997, savings accounts accounted for 6% of average total deposits compared to 7% of average total deposits in 1996.

    During 1997, interest-bearing transaction accounts increased 31%. During 1995 and 1996, Regions reclassified a portion of interest-bearing transaction accounts to money market savings accounts, resulting in a 18% decline in 1995 and a 58% decline in 1996. Although they declined as a source of funds in 1995 and 1996, interest-bearing transaction accounts increased in 1997, reflecting their importance as a funding source to Regions. During 1996 and 1997, interest-bearing transaction accounts accounted for 4% of average total deposits.

    Money market savings products continue to be Regions' fastest growing deposits, increasing at a compound annual rate of 31% since 1994. Customers have responded to Regions' innovative, competitive money market savings products by continuing to invest in these accounts. The results are increases in average balances of 33% in 1995, 43% in 1996 and 17% in 1997. As mentioned above, a reclassification from interest-bearing transaction accounts to money market savings increased the 1995 and 1996 money market savings growth rate. Money market savings products are one of Regions' most significant funding sources, accounting for 19% of average total deposits in 1995, 24% of average total deposits in 1996 and 25% of average total deposits in 1997.

    Certificates of deposit of $100,000 or more increased 30% in 1995, 22% in 1996 and in 1997, due to their increased use as a funding source. Since 1994, certificates of deposit of $100,000 or more have increased at a compound annual rate of 25%, and in 1997 accounted for 14% of average total deposits, up from a four year low of 10% in 1994.

    Other interest-bearing deposits (certificates of deposit of less than $100,000 and time open accounts) increased 10% in 1996 and 11% in 1997. This category of deposits continues to be Regions' primary funding source; it accounted for 36% of average total deposits in 1997, down from 38% of average total deposits in 1996. Wider pricing spreads over the last two years have made this category of deposits attractive relative to other investment alternatives. Innovative deposit products in this category have helped Regions continue to increase deposits and maintain market share in the Company's major markets.

    The sensitivity of Regions' deposit rates to changes in market interest rates is reflected in the Company's average interest rate paid on interest-bearing deposits (see table following on Average Rates Paid). Beginning in early 1994 and continuing throughout the year, market interest rates rose. Beginning in early 1995 and continuing throughout the year, market interest rates began to decline. During 1996, market interest rates were relatively stable. During 1997, market interest rates generally declined. While Regions' average interest rate paid on interest-bearing deposits follows these trends, a lag period exists between the change in market rates and the repricing of the deposits. The rate paid on interest-bearing deposits increased from 3.61% in 1994 to 4.55% in 1995, increased slightly to 4.58% in 1996 and increased to 4.63% in 1997.

    A detail of interest-bearing deposit balances at December 31, 1997, and 1996, and the interest expense on these deposits for the three years ended December 31, 1997, is presented in Note H to the supplemental consolidated financial statements.

The following table presents the detail of interest-bearing deposits and maturities of the larger time deposits:


(in thousands)                                                                               December 31
                                                                                     1997                   1996
Interest-bearing deposits of less than $100,000                                   $17,556,676           $15,530,222
Time deposits of $100,000 or more, maturing in:
 3 months or less                                                                   1,480,970             1,416,690
 over 3 through 6 months                                                              789,529               692,076
 over 6 through 12 months                                                             582,154               603,036
 over 12 months                                                                       857,494               633,420
                                                                                   ----------            ----------
  Total                                                                             3,710,147             3,345,222
 Total                                                                            $21,266,823           $18,875,444


The following table presents the average amounts of deposits outstanding by category for the three years ended December 31, 1997:


(in thousands)                                                              Average Amounts Outstanding
                                                                  1997                 1996                1995
Non-interest-bearing demand deposits                         $ 3,565,848          $ 2,970,682            $ 2,781,575

Interest-bearing transaction accounts                            916,689              757,250              1,800,637
Savings accounts                                               1,506,753            1,427,167              1,403,071
Money market savings accounts                                  5,922,642            5,121,931              3,582,412
Certificates of deposit of $100,000 or more                    3,453,465            2,830,101              2,315,506
Other interest-bearing deposits                                8,812,105            7,919,627              7,169,831
  Total interest-bearing deposits                             20,611,654           18,056,076             16,271,457
  Total deposits                                             $24,177,502          $21,026,758            $19,053,032

The following table presents the average rates paid on deposits by category for the three years ended December 31, 1997:

                                                                      Average Rates Paid
                                                           1997              1996               1995
Interest-bearing transaction accounts                      2.93%             3.22%              3.00%
Savings accounts                                           2.43              2.62               2.73
Money market savings accounts                              3.40              3.21               3.48
Certificates of deposit of $100,000 or more                5.71              5.74               5.11
Other interest-bearing deposits                            5.59              5.54               5.65
  Total interest-bearing deposits                          4.63%             4.58%              4.55%

BORROWED FUNDS

    Regions' short-term borrowings consist of federal funds purchased and security repurchase agreements, commercial paper, Federal Home Loan Bank structured notes and other short-term borrowings.

    Federal funds purchased and security repurchase agreements are used to satisfy daily funding needs and, when advantageous, for rate arbitrage. Federal funds purchased and security repurchase agreements increased from $1.7 billion at December 31, 1996, to $2.1 billion at December 31, 1997. Balances in these accounts can fluctuate significantly on a day-to-day basis. The average daily balance of federal funds purchased and security repurchase agreements, net of federal funds sold and security reverse repurchase agreements, increased $248 million in 1996 and $366 million in 1997. These increases resulted from increased reliance on purchased funds to support earning asset growth. A higher level of net purchased funds is expected to continue unless additional alternative funding sources are utilized or unless earning assets grow slower than interest-bearing liabilities.

    In December 1997, Regions began to utilize Federal Home Loan Bank structured notes as a short term funding source, primarily due to their favorable interest rate. These structured notes have a stated ten year maturity but are callable, at the option of the Federal Home Loan Bank, every three months. Because of the call feature, the structured notes are considered short term. As of December 31, 1997, $500 million of structured notes were outstanding.

     At December 31, 1997, $52.8 million in commercial paper was outstanding, compared to $40.4 million at December 31, 1996. The Company issues commercial paper through its private placement commercial paper program. Company policy limits total commercial paper outstanding, at any time, to $75 million. The level of commercial paper outstanding depends on the funding requirements of the Company and the cost of commercial paper compared to alternative borrowing sources.

    Other short-term borrowings decreased $55.2 million from December 31, 1996 to December 31, 1997, primarily due to a decline in borrowings under a short-term borrowing arrangement with an unaffiliated bank. The remaining balance in other short-term borrowings consists of short-term Federal Home Loan Bank advances and a short sale liability, which is frequently used by Regions' broker/dealer subsidiary to offset other market risks which are undertaken in the normal course of business.

    Regions' long-term borrowings consist primarily of subordinated notes, Federal Home Loan Bank borrowings and other long-term notes payable.

    The amount outstanding on subordinated notes increased $100,000 between December 31, 1996 and 1997 due to a new issue by a pooled company in 1997.

    Federal Home Loan Bank borrowings decreased $75.9 million in 1997 due to scheduled payments and maturities. Membership in the Federal Home Loan Bank system provides access to an additional source of lower-cost funds. These borrowings can be used to partially hedge against the effect future interest rate changes may have on the Company's real estate mortgage portfolio.

    The Company's bank note program provides Regions with another source of funding and offers flexibility in structuring the term of the notes. Currently up to $250 million of unsecured senior bank notes can be issued through Regions' banking subsidiary, Regions Bank. The $40 million in senior bank notes outstanding at December 31, 1996, matured in 1997 and no new notes have been issued.

    Other long-term notes payable consist of mortgage notes payable on certain of the Company's buildings and low-income housing partnership investments, notes issued to former stockholders of acquired banks, notes for equipment financing, notes payable to unaffiliate banks and miscellaneous notes payable. Other long-term borrowings decreased $9.2 million in 1997, due to repayment of loans to unaffiliated banks during 1997.

STOCKHOLDERS' EQUITY

    Over the past three years, stockholders' equity has increased at a compound annual growth rate of 14.6%. Stockholders' equity has grown from $1.8 billion at the beginning of 1995 to $2.7 billion at year-end 1997. Internally generated retained earnings contributed $625 million of this growth, equity issued in connection with acquisitions accounted for $171 million, $45 million was attributable to the exercise of stock options and to the issuance of stock for dividend reinvestment plans and employee incentive plans, and $54 million was attributable to increases in other components of equity. The internal capital generation rate (net income less dividends as a percentage of average stockholders' equity) was 9.6% in 1997, compared to 9.3% in 1996 and 9.1% in 1995.

    Regions' ratio of stockholders' equity to total assets was 8.53% at December 31, 1997, compared to 8.43% at December 31, 1996, and 8.38% at December 31, 1995. Regions' capital level is a source of strength and provides flexibility for future growth.

    Regions and its subsidiaries are required to comply with capital adequacy standards established by banking regulatory agencies. Currently, there are two basic measures of capital adequacy: a risk-based measure and a leverage measure.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and interest rate risk, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with specified risk-weighting factors. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. Banking organizations that are considered to have excessive interest rate risk exposure are required to hold additional capital.

    The minimum standard for the ratio of total capital to risk-weighted assets is 8%. At least 50% of that capital level must consist of common equity, undivided profits and non-cumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

    The banking regulatory agencies also have adopted regulations which supplement the risk-based guidelines to include a minimum ratio of 3% of Tier 1 capital to average assets less goodwill (the "leverage ratio"). Depending upon the risk profile of the institution and other factors, the regulatory agencies may require a leverage ratio of 1% to 2% above the minimum 3% level.

    The following chart summarizes the applicable bank regulatory capital requirements. Regions' capital ratios at December 31, 1997, substantially exceeded all regulatory requirements.

BANK REGULATORY CAPITAL REQUIREMENTS


                                                    MINIMUM
                                                   REGULATORY                   REGIONS AT
                                                   REQUIREMENT               DECEMBER 31, 1997
Tier 1 capital to risk-adjusted assets                4.00%                        11.08%
Total risk-based capital to risk-adjusted assets      8.00                         13.13
Tier 1 leverage ratio                                 3.00                          7.86


    At December 31, 1997, Tier 1 capital totaled $2.4 billion, total risk-based capital totaled $2.9 billion, and risk-adjusted assets totaled $21.7 billion.

    Total capital at the banking affiliates also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized can be subject to higher rates for FDIC insurance. As of December 31, 1997, all of Regions' banking affiliates had the requisite capital levels to qualify as well capitalized.

    Regions attempts to balance the return to stockholders through the payment of dividends, with the need to maintain strong capital levels for future growth opportunities. In 1997, excluding the effects of pooled companies, Regions returned 36% of earnings to its stockholders in the form of dividends. Total dividends declared by Regions in 1997 were $109.0 million or $.80 per share, an increase of 14% from the $0.70 per share in 1996. Also in 1997, Regions effected a two-for-one stock split.

    In January 1998, the Board of Directors declared a 15% increase in the quarterly cash dividend from $.20 to $.23 per share. This is the twenty-seventh consecutive year that Regions has increased cash dividends.






\

    The following table shows the percentage distribution of Regions' consolidated average balances of assets, liabilities and stockholders' equity for the five years ended December 31, 1997:


                                                                1997          1996          1995           1994          1993
ASSETS
Earning assets:
 Taxable securities                                             18.4%         20.3%         20.1%          22.4%         28.8%
  Non-taxable securities                                         2.6           2.6           2.7            2.7           2.9
  Federal funds sold                                             1.0           0.8           1.0            1.5           2.8
  Loans (net of unearned
   income):
   Commercial                                                   15.4          14.2          13.8           13.8          10.3
   Real estate                                                  36.5          36.6          37.7           34.8          34.6
   Installment                                                  17.7          17.4          16.1           15.1          11.4
    Total loans                                                 69.6          68.2          67.6           63.7          56.3
   Allowance for loan losses                                    (1.0)         (1.0)         (1.0)          (1.0)         (1.1)
    Net loans                                                   68.6          67.2          66.6           62.7          55.2
  Other earning assets                                           1.1           1.1           0.8            1.8           0.4
    Total earning assets                                        91.7          92.0          91.2           91.1          90.1
Cash and due from banks                                          3.4           3.2           4.0            4.1           4.9
Other non-earning assets                                         4.9           4.8           4.8            4.8           5.0
    Total assets                                               100.0%        100.0%        100.0%         100.0%        100.0%
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                                           12.1%         11.7%         12.0%          12.6%         14.8%
 Interest-bearing                                               69.8          71.0          70.3           71.3          72.3
    Total deposits                                              81.9          82.7          82.3           83.9          87.1
Borrowed funds:
  Short-term                                                     6.5           5.5           4.7            3.3           2.4
  Long-term                                                      1.7           2.3           3.5            3.3           1.7
    Total borrowed funds                                         8.2           7.8           8.2            6.6           4.1
Other liabilities                                                1.2           1.0           1.1            1.3           0.8
    Total liabilities                                           91.3          91.5          91.6           91.8          92.0
Stockholders' equity                                             8.7           8.5           8.4            8.2           8.0
    Total liabilities and
    stockholders' equity                                       100.0%        100.0%        100.0%         100.0%        100.0%

OPERATING RESULTS

    Net income increased 25% in 1997 and 15% in 1996. Excluding the SAIF assessment and the merger expenses incurred in 1996 and the extraordinary gain incurred in 1997 (see Notes U and V to the supplemental consolidated financial statements) income increased 13% in 1997. The accompanying table presents the dollar amount and percentage change in the important components of income that occurred in 1997 and 1996.

SUMMARY OF CHANGES IN OPERATING RESULTS
    (dollar amounts in thousands)


                                                            Increase (Decrease)
                                                 1997 Compared                   1996 Compared
                                                    to 1996                         to 1995
                                               Amount            %            Amount             %
NET INTEREST INCOME                           $167,384           17%         $122,639           14%
  Provision for loan losses                     43,637           95             8,533           23
Net interest income
  after provision for
  loan losses                                  123,747           13           114,106           13
NON-INTEREST INCOME:
Trust department income                          2,567            6             3,332            9
Service charges on
 deposit accounts                               26,658           21            19,753           19
Mortgage servicing
 and origination fees                              570            1            26,837           41
Securities transactions                         (2,813)          NM             4,008           NM
Other                                            9,813           12            11,036           15
  Total non-interest
   income                                       36,795           11            64,966           23
NON-INTEREST EXPENSE:
Salaries and
 employee benefits                              67,074           16            40,014           11
Net occupancy
 expense                                         6,770           12             6,439           13
Furniture and equip-
 ment expense                                    6,333           13             8,252           20
FDIC insurance
 expense                                        (4,411)         (46)          (18,951)         (67)
SAIF assessment and merger
 expenses                                      (33,777)          NM            33,777           NM
Other                                           22,753            8            46,678           20
  Total non-interest
   expense                                      64,742            8           116,209           16
  Income before
   income taxes                                 95,800           20            62,863           15
Applicable income
 taxes                                          31,555           20            21,479           16
Income before extraordinary
 item                                           64,245           20            41,384           15
Extraordinary item                              15,425           NM                 0           NM
  NET INCOME                                   $79,670           25%         $ 41,384           15%

  INCOME BEFORE SAIF ASSESSMENT,
     MERGER EXPENSES AND
     EXTRAORDINARY ITEM                        $43,134           13%         $ 62,495           23%


  NET INTEREST INCOME

    Net interest income (interest income less interest expense) is Regions' principal source of income. Net interest income increased 17% in 1997 and 14% in 1996. On a taxable equivalent basis, net interest income increased 17% in 1997 and 13% in 1996. The table on page 30 provides additional information to analyze the changes in net interest income.

    In 1997, growth in interest-earning assets and interest-bearing liabilities contributed to the increase in net interest income. During 1997, average interest-earning assets grew 16% and average interest-bearing liabilities grew 15%. Growth in earning assets typically increases net interest income due to the positive spread between earning asset yields and interest-bearing liability rates. However, unfavorable changes in interest-bearing liability rates partially offset the increase in net interest income attributable to growth.

    In 1996, growth in interest-earning assets and interest-bearing liabilities also contributed to the increase in net interest income. During 1996, average earning assets increased 11% and average interest-bearing liabilities increased 10%. Favorable changes in interest earning asset yields and interest-bearing liability rates also contributed to the increase in net interest income.

    Regions measures its ability to produce net interest income with a ratio called the interest margin. The interest margin is net interest income (on a taxable equivalent basis) as a percentage of average earning assets. The interest margin increased from 4.27% in 1995, to 4.36% in 1996 and 4.41% in 1997. Changes in the interest margin occur primarily due to two factors: (1) the interest rate spread (the difference between the taxable equivalent yield on earning assets and the rate on interest-bearing liabilities) and (2) the percentage of earning assets funded by interest-bearing liabilities.

    The first factor affecting Regions' interest margin is the interest rate spread. Regions' average interest rate spread was 3.56% in 1995, 3.65% in 1996 and 3.66% in 1997. Market interest rates, both the level of rates and the slope of the yield curve (the spread between short-term rates and longer-term rates), affect the interest rate spread by influencing the pricing on most categories of Regions' interest-earning assets and interest-bearing liabilities.

    In July 1995, the Federal Reserve (Fed) began lowering the Federal Funds rate. In three separate moves, the Fed lowered the Federal Funds rate from 6.00% to 5.25%. The final move came on January 31, 1996. The Fed maintained the 5.25% Fed Funds rate throughout the remainder of 1996. In March 1997 the Fed raised the Federal Funds rate to 5.50% where it remained for the rest of the year. As can be seen above, Regions managed through this period with only minor changes in the interest rate spread.

    Although the Federal Funds rate was fairly stable during 1997, yields on intermediate to long-term government securities dropped considerably. This drop in government interest rates created a relatively flat yield curve. Regions' interest-earning asset yields and interest-bearing liability rates were both higher in 1997 compared to 1996 -- reflecting the higher market interest rates experienced in late 1996 and early 1997. However, as market interest rates declined and as the yield curve flattened, Regions' interest-earning asset yields increased faster than did interest-bearing liability rates. The interest rate spread widened in 1997 because interest-bearing asset yields increased 1 basis points more than did interest-bearing liability rates.

    The interest rate spread increased in 1996 because interest-bearing liability rates decreased 4 basis points while interest-earning asset yields increased 5 basis points. During 1996, with market interest rates down slightly from 1995, the yield on interest-earning assets rose slightly. Interest-bearing liability rates continued to move lower during 1996 reflecting a lag between declines in market interest rates and the repricing of the company's certificate of deposit (CD) portfolio.

    The mix of earning assets can also affect the interest rate spread. During 1997, loans, which are typically Regions' highest yielding earning asset, increased as a percentage of earning assets -- partially offsetting the effects of changing earning asset yields and interest-bearing liability rates. Average loans as a percentage of earning assets were 73% in 1996 and 75% in 1997.

    The second factor affecting the interest margin is the percentage of earning assets funded by interest-bearing liabilities. Funding for Regions' earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The net spread on earning assets funded by non-interest-bearing liabilities and stockholders' equity is higher than the net spread on earning assets funded by interest-bearing liabilities. The percentage of earning assets funded by interest-bearing liabilities was 85% in both 1995 and 1996, but dropped to 84% in 1997. The changes in the percentage of earning assets funded by interest-bearing liabilities had a positive effect on net interest income in 1997. Since there was no change in the percentage of earning assets funded by interest-bearing liabilities during 1996, this factor did not affect the net interest margin. The trend has been for a greater percentage of new funding for earning assets to come from interest-bearing sources. Management expects this trend to continue.

MARKET RISK - INTEREST RATE SENSITIVITY

    Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to a change in interest rates, exchange rates and equity prices. Regions' primary risk is interest rate risk.

    The primary objective of Asset/Liability Management at Regions is to manage interest rate risk and achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of rate sensitive earning assets, rate sensitive liabilities and off-balance sheet interest rate hedges. The relationship of rate sensitive earning assets to rate sensitive liabilities, adjusted for the effect of off-balance sheet hedges (interest rate sensitivity), is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but places particular emphasis on the first year. At December 31, 1997, approximately 52% of earning assets and 60% of the funding for these earning assets were scheduled to be repriced to current market rates at least once during 1998.

    The accompanying table shows Regions' rate sensitive position at December 31, 1997, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next 12 months approximately $2.4 billion more interest-bearing liabilities than earning assets can be repriced to current market rates at least once. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1997, was 0.86, indicating a "liability sensitive" position. However, this ratio is only one of the tools that management uses to measure rate sensitivity.

    Historically, Regions has not experienced the level of net interest income volatility indicated by gap analysis. The primary reason for the lack of volatility is that Regions has a relatively large base of core deposits that do not reprice on a contractual basis. These deposit products include regular savings, interest-bearing transaction accounts and a portion of money market savings accounts. Balances for these accounts are reported in the one to three month repricing category. However, the rates paid are typically not directly related to market interest rates, since management exercises some discretion in adjusting these rates as market rates change.

    Another reason for the lack of volatility in net interest income is that Regions' loan and security portfolios contain fixed-rate mortgage-related products, including whole loans, mortgage-backed securities and collateralized mortgage obligations having amortization and cash flow characteristics that vary with the level of market interest rates. These earning assets are generally reported in the non-sensitive category. In fact, a significant portion of these earning assets may pay-off within one year or less because their cash flow characteristics are materially impacted by mortgage refinancing activity. If deposit accounts that are not sensitive to market interest rate changes were redistributed based on expected cash flows and probable repricing intervals, Regions' one-year cumulative gap ratio would be 1.08 -- indicating an "asset sensitive" position.

    Regions uses additional tools to monitor and manage interest rate sensitivity. One of the primary tools used is simulation analysis. Simulation analysis is the primary method of estimating earnings at risk and capital at risk under varying interest rate conditions. Simulation analysis is used to test the sensitivity of Regions' net interest income and stockholders' equity to both the level of interest rates and the slope of the yield curve. Simulation analysis uses a more detailed version of the information shown in the accompanying table and adds adjustments for the expected timing and magnitude of asset and liability cash flows, as well as the expected timing and magnitude of repricings of deposits that do not reprice on a contractual basis. In addition, simulation analysis includes adjustments for the lag between movements in market interest rates and the movement of administered rates on prime rate loans, interest-bearing transaction accounts, regular savings and money market savings accounts. These adjustments are made to reflect more accurately possible future cash flows, repricing behavior and ultimately net interest income. Simulation analysis indicates that Regions is slightly "liability sensitive."

FORWARD-LOOKING STATEMENTS

    The section that follows, "Exposure to Interest Rate Shifts", contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may involve significant risk and uncertainties. Although Regions believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.

    EXPOSURE TO INTEREST RATE SHIFTS. Based on the afore mentioned discussion, management can estimate the effect shifts in interest rates may have upon the Company's net interest income, Regions' principal source of income.

    The following table demontrates the expected effect a given interest rate shift would have on Regions net interest income.


    (Dollar amounts in thousands)
CHANGE IN INTEREST RATES (IN                   $ CHANGE IN NET                % CHANGE IN NET
BASIS POINTS)                                  INTEREST INCOME                INTEREST INCOME
                  +200                             $(4,987)                          (.43)%
                  +100                                 215                            .02
                  -100                              19,571                           1.70
                  -200                              39,511                           3.42


    In the event of a shift in interest rates, management would attempt to take certain actions to mitigate the negative impact to net interest income. These actions include but are not limited to, restructuring of interest-earning assets, seeking alternative funding sources and entering into interest rate swap agreements.


INTEREST RATE SENSITIVITY ANALYSIS
                                                                         December 31, 1997
(dollar amounts in millions)                                            Rate Sensitive Period
                                            1-3            4-6          7-12                       OVER 1 YEAR OR
                                          MONTHS         MONTHS        MONTHS          TOTAL        NON-SENSITIVE         TOTAL
EARNING ASSETS:
 Loans, net of unearned income          $ 7,775.4      $   929.6     $ 2,461.8       $11,166.8         $10,714.3        $21,881.1
 Investment securities                      799.5          314.0         793.5         1,907.0           1,431.3          3,338.3
 Securities available for sale              625.9           69.8         434.4         1,130.1           1,847.5          2,977.6
 Interest bearing deposits
    in other banks                           48.0            0.1             -            48.1                 -             48.1
 Federal funds sold and securities
     purchased under agreements
     to resell                              292.2              -             -           292.2                 -            292.2
 Mortgage loans held for sale               383.9              -             -           383.9                 -            383.9
 Trading account assets                      50.8              -             -            50.8                 -             50.8
  Total earning assets                  $ 9,975.7      $ 1,313.5     $ 3,689.7       $14,978.9         $13,993.1        $28,972.0
  Percent of total earning assets            34.5%           4.5%         12.7%           51.7%             48.3%           100.0%
FUNDING SOURCES:
 Non-interest-bearing deposits                 --              -             -               -         $ 3,744.2        $ 3,744.2
 Savings deposits                       $ 1,057.1              -     $    83.5       $ 1,140.6             358.4          1,499.0
 Other time deposits                      9,007.5      $ 1,806.1       2,636.6        13,450.2           6,317.6         19,767.8
 Short-term borrowings                    2,600.1              -         107.3         2,707.4                 -          2,707.4
 Long-term borrowings                        29.3           48.6          15.9            93.8             351.7            445.5
  Total interest-bearing liabilities     12,694.0        1,854.7       2,843.3        17,392.0           7,027.7         24,419.7
 Stockholders' equity                           -              -             -               -             808.1            808.1
  Total funding sources                 $12,694.0      $ 1,854.7     $ 2,843.3       $17,392.0         $11,580.0        $28,972.0
  Percent of total funding sources           43.8%           6.4%          9.8%           60.0%             40.0%           100.0%
Interest sensitive gap                  $(2,718.3)     $  (541.2)    $   846.4       $(2,413.1)        $ 2,413.1                -
Cumulative interest sensitive gap       $(2,718.3)     $(3,259.5)    $(2,413.1)      $(2,413.1)               -                 -
As percent of total earning assets           (9.4)%        (11.3)%        (8.3)%          (8.3)%              -                 -
Ratio of earning assets
   to funding sources                        0.79           0.71          1.30            0.86             1.21              1.00
Cumulative ratio                             0.79           0.78          0.86            0.86             1.00              1.00


ANALYSIS OF CHANGES IN NET INTEREST INCOME
(in thousands)                                                 Year Ended December 31
                                             1997 over 1996                                1996 over 1995
                                   Volume      Yield/Rate       Total          Volume        Yield/Rate          Total
INCREASE (DECREASE) IN:
 Interest income on:
  Loans                           $286,904      $(3,990)      $282,914        $149,092        $ 10,449         $159,541
  Federal funds sold                 3,936        1,886          5,822            (629)         (1,773)          (2,402)
  Taxable securities                19,070        4,626         23,696          32,384           7,052           39,436
  Non-taxable securities             5,655        2,645          8,300           2,739          (4,624)          (1,885)
  Other earning assets               3,859       (2,290)         1,569           7,474           1,692            9,166
   Total                           319,424        2,877        322,301         191,060          12,796          203,856
 Interest expense on:
  Savings deposits                   2,023       (2,805)          (782)            650          (1,522)            (872)
  Other interest-bearing
        deposits                   118,876        9,844        128,720          83,550           4,133           87,683
  Borrowed funds                    25,741        1,238         26,979           6,031         (11,625)          (5,594)
   Total                           146,640        8,277        154,917          90,231          (9,014)          81,217
INCREASE (DECREASE) IN NET
 INTEREST INCOME                  $172,784      $(5,400)      $167,384        $100,829         $21,810         $122,639


Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the absolute dollar amounts of the change in each.

PROVISION FOR LOAN LOSSES

   This expense is used to fund the allowance for loan losses. Actual loan losses, net of recoveries, are charged directly to the allowance. The expense recorded each year is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance to absorb future losses. For an analysis and discussion of the allowance for loan losses, refer to the section entitled "Loans and Allowance for Loan Losses." In 1995, the provision for loan losses was increased to $37.5 million, due to internal growth in the loan portfolio, growth in loans from acquisitions and the estimated impact on Regions of higher consumer debt levels. In 1996, the provision for loan losses totaled $46.0 million. Higher levels of consumer loan losses, a portion of which was provided for in the prior year, were partially offset by higher levels of commercial and real estate loan recoveries in 1996. In 1997, the provision for loan losses was increased to $89.7 million due to internal growth in the loan portfolio, higher levels of consumer loan losses and management's judgment about several specific problem commercial loans. Acquisitions added $17.4 million to the allowance for loan losses in 1997. The resulting year end allowance for loan losses increased $51.0 million to $304.2 million. Unfavorable changes in the previously discussed factors considered by management in determining the amount of the provision for loan losses and the resulting allowance, particularly higher consumer loan losses, could require significantly higher provisions for loans losses in the future.

TRUST INCOME

   Trust income increased 13% in 1995, 9% in 1996 and 6% in 1997. Regions has in place an aggressive sales program as a means of increasing trust revenue. Sales goals have been established and employee incentive plans have been instituted in order to promote sales efforts. In addition to increased sales efforts, trust income is also affected by the securities markets, because most trust fees are calculated as a percentage of trust asset values. The strength of the securities markets during the last three years has had a favorable impact on trust income. Increased trust assets, primarily due to acquisitions, also contributed to the higher growth rate in trust income in 1995.

SERVICE CHARGES ON DEPOSIT ACCOUNTS

   Service charge income increased 15% in 1995, 19% in 1996, and 21% in 1997, due to increases in the number of deposit accounts, primarily because of acquisitions, and changes in the pricing of certain deposit accounts and related services.

MORTGAGE SERVICING AND ORIGINATION FEES

    The primary source of this income is Regions' mortgage banking affiliate--Regions Mortgage, Inc. (RMI). RMI's primary business and source of income is the origination and servicing of mortgage loans for long-term investors.

    In 1997, mortgage servicing and origination fees increased 1%, from $92.8 million in 1996 to $93.3 million in 1997. Origination fees were higher due to an increase in the number of loans closed and the dollar amount of loans closed. Servicing fees increased slightly in 1997. At December 31, 1997, Regions' servicing portfolio totaled $20.4 billion and included approximately 332,000 loans. At December 31, 1996, the servicing portfolio totaled $19.7 billion, compared to $18.6 billion at December 31, 1995. Growth in the servicing portfolio resulted from retention of servicing on most mortgages originated in-house and the purchase of servicing rights to mortgages originated by other companies, partially offset by the sale in 1995 of servicing rights by First National on $1.1 billion of mortgage loans.

    In 1996, mortgage servicing and origination fees increased 41%, from $65.9 million in 1995 to $92.8 million in 1996. Origination fees were up significantly due to an increase in the number of loans closed and the dollar amount of loans closed. Servicing fees also increased in 1996.

    In 1995, mortgage servicing and origination fees increased 1%, from $65.5 million in 1994 to $65.9 million in 1995. Origination fees increased in 1995 due to an increase in the number and dollar amount of loans closed. Higher servicing fees also contributed to the increase.

    RMI, through its retail and wholesale operations, produced mortgage loans totaling $2.2 billion, $1.7 billion, and $954 million in 1997, 1996 and 1995, respectively. RMI produces loans from 33 offices in Alabama, Georgia, Florida, Louisiana, Tennessee and South Carolina, and from other correspondent offices located primarily in the Southeast.

    Regions' pooled companies produced mortgage loans totaling $690 million, $539 million, and $302 million in 1997, 1996 and 1995, respectively.

    In 1996, Regions adopted Statement of Financial Accounting Standards No. 122 (Statement 122) "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65." Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exist. Prior to the adoption of Statement 122, only mortgage servicing rights that were purchased from other parties were capitalized and recorded as an asset. Therefore, Statement 122 eliminated the accounting inconsistencies that existed between mortgage servicing rights that were derived from loan origination activities and those acquired through purchase transactions. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights.

    An analysis of mortgage servicing rights, which are included in other assets in the consolidated statement of condition, is presented as follows. The balances shown represent the original amounts capitalized, less accumulated amortization and valuation adjustments, for the right to service mortgage loans that are owned by other investors. Amounts for 1995 are not restated for the adoption of Statement 122. The carrying values of mortgage servicing rights are affected by various factors, including prepayments of the underlying mortgages. A significant increase in prepayments of mortgages in the servicing portfolio in the future could result in significant increases in the valuation adjustments.


    (in thousands)                           1997          1996           1995
    Balance at beginning of year           $118,075      $121,593       $ 75,120
    Net additions                            31,935        30,132         65,965
    Amortization                            (25,923)      (33,650)       (19,172)
    Valuation adjustments                        --            --           (320)
    Balance at end of year                 $124,087      $118,075       $121,593


SECURITIES GAINS (LOSSES)

    The $697,000 in net losses recognized in 1995 from the sale of available for sale securities resulted primarily from sales of securities acquired in connection with acquisitions in which the securities were not consistent with Regions' portfolio strategy and management's decision to sell certain securities and reinvest the proceeds in higher yielding securities.

    In 1996, net gains from the sale of available for sale securities were $3,311,000, resulting primarily from the sale of Freddie Mac stock that was acquired in an acquisition.

    In 1997, net gains of $498,000 were reported from sale of available for sale securities. These gains resulted primarily from the sale of U.S. agency securities.

OTHER INCOME

    Refer to Note O to the supplemental consolidated financial statements for an analysis of the significant components of other income. Increases in fee and commission income over the last three years resulted primarily from revisions in charges for certain services, an increased emphasis on charging customers for services performed and an increased customer base due to internal growth and acquisitions. Increases in safe deposit fees, international department income, automated teller machine fees, credit card fees and other customer charges contributed to growth in fees and commissions over the last three years.

    Insurance premium and commission income increased in 1997, 1996, and 1995. This income originates primarily from the sale of credit life and accident and health insurance to consumer loan customers. Increased consumer loan volumes resulted in increased income in 1995, 1996 and 1997.

    Trading account income increased in 1997, 1996 and 1995 due to expanded trading activities, increased underwriting fees, and larger profits from trading in the portfolio.

    Gains on the sale of mortgage servicing rights totaled $150,000 in 1995. No sales of mortgage servicing rights occurred in 1996 or 1997.

SALARIES AND EMPLOYEE BENEFITS


    Total salaries and benefits increased 14% in 1995, 11% in 1996 and 16% in 1997. These increases resulted from normal merit and promotional adjustments, increased incentive payments tied to performance, the effects of inflation, higher benefit costs and increases in the number of employees due to increased business activity and acquisitions.

    At December 31, 1997, Regions had 13,294 full-time equivalent employees, compared to 12,272 at December 31, 1996 and 11,731 at December 31, 1995. Employees added as a result of acquisitions accounted for most of these increases.

    Salaries, excluding benefits, totaled $272.7 million in 1995, compared to $295.1 million in 1996 and $335.1 million in 1997. These increases resulted from increased employment levels, due to acquisitions and increased business activity, and normal merit and promotional adjustments.

    Regions provides employees who meet established employment requirements with a benefits package which includes pension, profit sharing, stock purchase, and medical, life and disability insurance plans. The total cost to Regions for fringe benefits, including payroll taxes, equals approximately 28% of salaries.

    The contribution to the profit sharing plan was equal to approximately 9% of after-tax income in 1995 and 7% in 1996 and 1997, net of the effects of the pooled companies.

    The contribution to the employee stock ownership plan (ESOP) equaled approximately 1% of after-tax income in each of the last three years, net of the effects of the pooled companies.

    Commissions and incentives expense increased to $54.4 million in 1997, compared to $37.6 million in 1996 and $29.2 million in 1995. Incentives are being used increasingly to reward employees for selling products and services, for productivity improvements and for achievement of other corporate goals. Regions' long-term incentive plan provides for the granting of stock options, stock appreciation rights, restricted stock and performance shares (see Note R to the supplemental consolidated financial statements). The long-term incentive plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees who make a significant contribution to the Company's long-term success, and to encourage employees to acquire and maintain an equity interest in the Company. The 63% increase in Regions stock price in 1997 contributed to the higher commissions and incentives expense in 1997 because expense recognition for a portion of Regions' equity incentive awards is related to Regions stock price performance. Regions also uses cash incentive plans to reward employees for achievement of various goals.

    Payroll taxes increased 27% in 1995, 10% in 1996 and 17% in 1997. Increases in the Social Security tax base, combined with increased salary levels and additional employees due to growth and acquisitions, were the primary reasons for increased payroll taxes.

    Group insurance expense increased 38% in 1995, due to increased employment levels associated with increased business activity and acquisitions. In 1996, the dollar amount of medical claims stabilized resulting in an 8% increase in expense. In 1997, as a result of reduced claims costs, group insurance expense decreased 1%.

NET OCCUPANCY EXPENSE

    Net occupancy expense includes rents, depreciation and amortization, utilities, maintenance, insurance, taxes and other expenses of premises occupied by Regions and its affiliates. Regions' affiliates operate offices throughout Alabama, Arkansas and parts of Texas, Louisiana, Florida, Georgia, Tennessee and South Carolina.

    Net occupancy expense increased 8% in 1995, 13% in 1996, and 12% in 1997 due to new and acquired branch offices, rising price levels, and increased business activity.

FURNITURE AND EQUIPMENT EXPENSE

  Furniture and equipment expense increased 7% in 1995, 20% in 1996, and 13% in 1997. These increases resulted from acquisitions (particularly during 1996 and 1997) rising price levels, expenses related to equipment for new branch offices, and increased depreciation and service contract expenses associated with other new equipment.

FDIC INSURANCE EXPENSE

  FDIC insurance expense decreased 46% in 1997, 67% in 1996, and 23% in 1995. Beginning in mid-1995 and continuing in 1996, the FDIC significantly reduced insurance premium rates on Bank Insurance Fund (BIF) deposits, which resulted in lower FDIC insurance expense in 1995 and 1996. Deposit insurance premium rates for Savings Association Insurance Fund (SAIF) deposits, which were approximately 25% of Regions' assessable deposits, remained at $0.23 per $100 of insured deposits during 1995 and 1996. In 1997, deposit insurance premium rates for BIF and SAIF deposits were further reduced; however, these reductions were partially offset by the Financing Corporation (FICO) assessments, which are approximately $.065 per $100 of SAIF-assessable deposits and $.013 per $100 of BIF-assessable deposits.

SAIF ASSESSMENT AND MERGER EXPENSES

  On September 30, 1996, legislation to recapitalize the SAIF became effective. This legislation required Regions, and all other depository institutions having SAIF-insured deposits, to pay a one-time, special assessment. This resulted in a pre-tax expense of $25.0 million for Regions and the pooled companies, which was recognized primarily in the third quarter of 1996.

    In the first quarter of 1996, Regions incurred a pre-tax, non-recurring merger charge of $8.8 million related to the merger of First National Bancorp with Regions. This charge consisted primarily of investment banking and other professional fees, severance costs, data processing contract buyouts and obsolete equipment write-downs.

    Subsequent to year end and in the third quarter of 1998, Regions incurred a pre-tax, non-recurring merger and restructuring charge of $114.7 million related to the merger of First Commercial and four other institutions with Regions. The charge consisted primarily of employee-related obligations, elimination of duplicate facilities, contract terminations, conversion expenses and professional fees associated with the mergers.

OTHER EXPENSES

    Refer to Note O to the supplemental consolidated financial statements for an analysis of the significant components of other expense. Increases in this category of expense generally resulted from acquisitions, expanded programs, increased business activity and rising price levels.

    Other non-credit losses increased in 1997 as well as in 1996 and 1995. Other non-credit losses primarily include charges for items unrelated to the extension of credit such as fraud losses, litigation losses, write-downs of other real estate and insurance claims.

    Amortization of mortgage servicing rights declined in 1997 and 1995, but increased in 1996. Statement 122, which was adopted beginning in 1996, results in the capitalization, and subsequent amortization thereof, of more mortgage servicing rights than under previous standards. This resulted in additional amortization expense in 1996. However, mortgage servicing rights amortization expense declined in 1997 and 1995 due to slower prepayment activity on the underlying mortgages than in other years.

    Gains or losses on sales of mortgages result from changes in the fair market value of mortgages held in inventory while awaiting sale to long-term investors. Purchased commitments covering the sale of mortgages held in inventory are used to mitigate market losses. (See Note M to the supplemental consolidated financial statements for additional information.)

    The increase in other miscellaneous expenses resulted primarily from increases in amortization of excess purchase price, courier service, sales and use taxes, and travel expenses.

YEAR 2000

    Regions is in the process of preparing its computer systems and applications for the Year 2000. This process involves modifying or replacing certain hardware and software maintained by Regions as well as communicating with external service providers to ensure that they are taking appropriate action to remedy any Year 2000 issues. The majority of applications used by Regions are products of established national vendors. Management expects to have substantially all of the system and application changes completed by December 31, 1998, and believes that its level of preparedness is appropriate. However, there can be no guarantee that the systems of other companies on which Regions' systems rely will be timely converted and would not have an adverse impact on the Company's systems.

    Regions estimates that the cumulative cost of the project will be approximately $20 million. This cost includes personnel cost related to the modification of systems and applications as well as the cost to purchase or lease certain hardware and software. In 1997, approximately $1.0 million of this expense was incurred. The purchase of hardware and software will be capitalized according to normal policy. Costs associated with personnel will be expensed in the period incurred.

APPLICABLE INCOME TAX

    Regions' provision for income taxes increased 20% in 1997. This increase was caused primarily by a 20% increase in income before taxes. Note P to the supplemental consolidated financial statements provides additional information about the provision for income taxes.

    Examinations of Regions' consolidated federal income tax returns have been completed for years through 1994. The Company believes adequate provisions for income tax have been recorded for all years open for review.

    Management's determination of the realization of the deferred tax asset is based upon management's judgment of various future events and uncertainties, including the timing and amount of future income earned by certain subsidiaries and the implementation of various tax planning strategies to maximize realization of the deferred tax asset. Management believes that the subsidiaries may be able to generate sufficient operating earnings to realize the deferred tax benefits. In addition, a portion of the amount of the deferred tax asset that can be realized in any year is subject to certain statutory federal income tax limitations. Because of these uncertainties, a valuation allowance has been established. Management periodically evaluates the realizability of the deferred tax asset and, if necessary, adjusts the valuation allowance accordingly.

EXTRAORDINARY ITEM

    The extraordinary item in 1997 resulted from the divestiture of two banks by one of the pooled companies, First Commercial. The divestiture was required by regulatory authorities in connection with First Commercial's business combination with Southwest Bancshares, Inc.


EFFECTS OF INFLATION

    The majority of assets and liabilities of a financial institution are monetary in nature; therefore, a financial institution differs greatly from most commercial and industrial companies, which have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other expenses which tend to rise during periods of general inflation.

    Management believes the most significant impact of inflation on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between rate sensitive assets and liabilities in order to protect net interest income from being affected by wide interest rate fluctuations.

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS, COMMON STOCK MARKET PRICES AND DIVIDENDS


(in thousands, except per share amounts)                                    THREE MONTHS ENDED
                                                    MAR. 31              JUNE 30              SEPT. 30             DEC. 31
1997
TOTAL INTEREST INCOME                              $540,927             $563,358              $580,145            $592,154
TOTAL INTEREST EXPENSE                              259,067              269,660               279,641             289,008
 NET INTEREST INCOME                                281,860              293,698               300,504             303,146
PROVISION FOR LOAN LOSSES                            14,036               14,165                30,765              30,697
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                        267,824              279,533               269,739             272,449
TOTAL NON-INTEREST INCOME, EXCLUDING
    SECURITIES GAINS (LOSSES)                        91,946               93,160                98,268              98,026
SECURITIES GAINS (LOSSES)                               474                   40                   (60)                 44
TOTAL NON-INTEREST EXPENSE                          213,359              219,664               230,016             238,737
INCOME TAXES                                         50,028               51,920                45,745              39,870
INCOME BEFORE EXTRAORDINARY ITEM                     96,857              101,149                92,186              91,912
EXTRAORDINARY ITEM, NET OF TAX                            -                    -                15,425                   -
 NET INCOME                                        $ 96,857             $101,149              $107,611             $91,912
PER SHARE:
 INCOME BEFORE EXTRAORDINARY ITEM                      $.46                 $.48                  $.44                $.44
 NET INCOME                                             .46                  .48                   .51                 .44
 INCOME BEFORE EXTRAORDINARY ITEM, DILUTED              .45                  .47                   .43                 .43
 NET INCOME, DILUTED                                    .45                  .47                   .50                 .43
 CASH DIVIDENDS DECLARED                                .20                  .20                   .20                 .20
 MARKET PRICE:
  LOW                                              25 11/16              27 1/16                31 1/8              35 5/8
  HIGH                                             31  1/16               33 3/8                39 1/2                  45



(in thousands, except per share amounts)                                    Three Months Ended
                                                   Mar. 31             June 30               Sept. 30             Dec. 31
1996
Total interest income                             $466,333             $488,893              $494,776            $504,281
Total interest expense                             228,532              231,823               238,596             243,508
 Net interest income                               237,801              257,070               256,180             260,773
Provision for loan losses                            9,546               10,396                10,914              15,170
Net interest income after
   provision for loan losses                       228,255              246,674               245,266             245,603
Total non-interest income, excluding
    securities gains                                86,500               83,149                85,300              86,843
Securities gains                                       315                  103                    52               2,841
Total non-interest expense                         203,322              200,193               222,448             211,071
Income taxes                                        36,581               44,926                35,422              39,079
 Net income                                       $ 75,167             $ 84,807              $ 72,748            $ 85,137
Per share:
 Net income                                           $.39                 $.43                  $.38                $.44
 Net income, diluted                                   .38                  .42                   .37                 .43
 Cash dividends declared                               .175                 .175                  .175                .175
 Market price:
  Low                                               20 1/4               21                   21 11/16                 24
  High                                              24                   24 1/2               24 1/2                   27

Regions Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol RGBK. Market prices shown represent sales prices as reported in the Nasdaq Monthly Summary of Activity Report. At December 31, 1997, there were 46,790 shareholders of record of Regions Financial Corporation Common Stock.